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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           INTERACTIVE NETWORK, INC.


          The undersigned, David B. Lockton and Thomas T.M. Donaher, hereby certify that:

          A. They are the duly elected and acting President and Secretary, respectively, of Interactive Network, Inc., a California corporation (the "Corporation").

          B. Article THREE of the Amended and Restated Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

          "THREE: This corporation is authorized to issue two classes of shares to be designated, respectively, Preferred Stock ("Preferred") and Common Stock ("Common"). The total number of shares of Preferred this corporation shall have authority to issue is 10,000,000, without par value, and the total number of shares of Common this corporation shall have authority to issue is 150,000,000, without par value. The Preferred may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series, and to fix the number of shares of any series of Preferred and the designation of any such series of Preferred. The board of directors may also, within the limits and restrictions stated herein or in any resolution or resolutions originally fixing the number of shares constituting any such series, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

          One million (1,000,000) shares of the authorized shares of Preferred are designated and known as Series F Preferred Convertible Stock ("Series F Preferred") and one million shares of the authorized shares of Preferred are designated and known as Series G Convertible Redeemable Stock ("Series G Preferred"). The rights, preferences,
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          privileges and restrictions of the Series F Preferred and Series G
          Preferred are set forth in the Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of Series F Convertible Preferred Stock and Series G Convertible Redeemable Preferred Stock of Interactive Network, Inc. filed with the California Secretary of State on September 20, 1994."

          C. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

          D. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations code. The total number of outstanding shares of the Corporation is 27,348,377 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock. There are no shares of Series F Preferred Stock or Series G Preferred Stock outstanding.

          We further declare under penalty of perjury under the laws of the State of California that we have read the foregoing certificate and know the contents thereof and that the same is true and correct of our own knowledge.


DATED: May 22, 1995

                                    /s/ David B. Lockton
                                    ------------------------------------
                                    David B. Lockton, President



                                    /s/ Thomas T.M. Donaher
                                    ------------------------------------
                                    Thomas T.M. Donaher, Secretary

                                       2.